UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2017

AMPERICO CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-170091	99-0374076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

42 Rockwood Crescent Thornhill, ON, L4J 7T2, Canada
(Address of principal executive offices)

(775) 461-5130
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 28, 2017 the Board of Directors of the Company appointed Ryan McMillan as a member of the Board of Directors of Amperico Corporation (the “Company”).  Mr. McMillan’s biographical information is provided below.  Also on January 28, 2017, following the appointment of Mr. McMillan, Nicholas Thompson, resigned from his position as Director, President, Chief Executive Officer and Chief Financial Officer. Mr. Thompson resigned from the Board of Directors of the Company to pursue other business opportunities and not as a result of any dispute or disagreement with the Company.  Mr. McMillan was appointed as Chief Executive Officer and Chief Financial Officer of the Company to fill such vacancies.

Ryan McMillan, 31, Director, Chief Executive Officer and Chief Financial Officer.  Since August 2012, Mr. McMillan has served as a private consultant engaged in business structuring, advising on multi-national corporate mergers, acquisitions, corporate finance and restructuring (debt workouts, debt-equity swaps and capital restructuring), recapitalization (arranging new debt and equity financing) and creating exit strategies—primarily utilizing traditional IPO’s and Alternative Public Offerings.  Prior thereto from September 2011 to July 2012, Mr. McMillan worked as Director of Business Development for Axium Nanofibers LLC, a private company based in Los Angeles, CA where he was responsible for financial model design, attracting new customers in both new and existing market places, and M&A transactions.  In 2007, Mr. McMillan joined the Renaldi Group, a San Diego-based private equity firm engaged in $1 to 3 million seed financing for non-industry specific startups, as an Associate in the company’s Capital Market’s Division. Mr. McMillan’s primary duties involved identifying and interacting with the emerging companies that partnered with the firm, investor relations, which included raising new forms of private capital and keeping current investors updated, and developing advisory leads.  Mr. McMillan’s other duties included prospecting and developing new investor leads through creative financing techniques. Mr. McMillan attended University of Arizona where he studied Regional Development with an emphasis in Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMPERICO CORP.

Date: February 1, 2017	By:	/s/ Ryan McMillan
Name: Ryan McMillan
Title: Chief Executive Officer and Chief Financial Officer